Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 076441.57

February 21, 2020

Pebblebrook Hotel Trust

7315 Wisconsin Avenue, 1100 West

Bethesda, Maryland  20814

Pebblebrook Hotel Trust

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Pebblebrook Hotel Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission on February 21, 2020 (the “Registration Statement”), with respect to the offer and sale, from time to time, of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”), debt securities of the Company, warrants to acquire Common Shares or Preferred Shares, and units comprising one or more of the preceding securities of the Company.  You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.              the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.              the Company’s Declaration of Trust filed on October 2, 2009 with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), and the Company’s Articles of Amendment and Restatement, as amended and supplemented;

3.              the Declaration of Trust of DC Hotel Trust, a Maryland real estate investment trust (“DC Hotel Trust”), filed on May 11, 2010 with SDAT, and DC Hotel Trust’s Articles of Amendment and Restatement, as amended and supplemented;

4.              the Declaration of Trust of Portland Hotel Trust, a Maryland real estate investment trust (“Portland Hotel Trust”), filed on November 6, 2015 with SDAT;

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LOS ANGELES	MIAMI	NEW YORK	NORFOLK	RICHMOND	SAN FRANCISCO	THE WOODLANDS	TYSONS	WASHINGTON, DC

www.HuntonAK.com

5.              the Declaration of Trust of Glass Houses, a Maryland real estate investment trust (“Glass Houses”), filed on April 30, 2008 with SDAT, and Glass Houses’ Articles of Amendment and Restatement, as amended and supplemented;

6.              the Company’s Bylaws;

7.              the Agreement of Limited Partnership, the First Amended and Restated Agreement of Limited Partnership, as amended and supplemented, and the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P. (the “Operating Partnership”), as amended and supplemented;

8.              the Company’s taxable REIT subsidiary (“TRS”) elections with respect to Pebblebrook Hotel Lessee, Inc. and LaSalle Hotel Lessee, Inc.;

9.              DC Hotel Trust’s TRS election with respect to Pebblebrook Hotel Lessee, Inc.;

10.       Portland Hotel Trust’s TRS election with respect to Pebblebrook Hotel Lessee, Inc.;

11.       Glass Houses’ TRS elections with respect to LaSalle Hotel Lessee, Inc. and Pebblebrook Hotel Lessee, Inc.; and

12.       such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.                                      each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.                                      during their taxable years ending December 31, 2020, and future taxable years, the Company, Portland Hotel Trust, and Glass Houses will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company, a certificate, dated the date hereof and executed by a duly appointed officer of Portland Hotel Trust, and a certificate, dated the date hereof and executed by a duly appointed officer of Glass Houses (collectively, the “REIT Officer’s Certificates”), true for such years;

3.                                      none of the Company, Portland Hotel Trust, or Glass Houses will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.                                      no action will be taken by the Company, Portland Hotel Trust, or Glass Houses after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the REIT Officer’s Certificates and in a certificate, dated the date hereof and executed by a duly appointed officer of the Company on behalf of DC Hotel Trust (collectively with the REIT Officer’s Certificates, the “Officer’s Certificates”).  No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.  Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)                                 the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2016 through December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2020 and thereafter; and

(b)                                 the description of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s, DC Hotel Trust’s, Portland Hotel Trust’s, or Glass Houses’ compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates.  Accordingly, no assurance can be given that the actual results of the Company’s, DC Hotel Trust’s, Portland

Hotel Trust’s, or Glass Houses’ operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP